EXHIBIT 10.2
Execution Version

AMENDED AND RESTATED SERVICES, SECONDMENT AND EMPLOYEE TRANSFER AGREEMENT
BY AND BETWEEN
WESTERN MIDSTREAM OPERATING GP, LLC
OCCIDENTAL PETROLEUM CORPORATION
AND
ANADARKO PETROLEUM CORPORATION

AMENDED AND RESTATED SERVICES, SECONDMENT AND EMPLOYEE TRANSFER AGREEMENT
This Amended and Restated Services, Secondment and Employee Transfer Agreement (the “Agreement”), dated as of December 31, 2019 (the “Effective Date”), is entered into between Anadarko Petroleum Corporation, a Delaware corporation (“Anadarko”), Occidental Petroleum Corporation, a Delaware Corporation (“Occidental” and, together with its subsidiaries, including Anadarko, but excluding the Partnership and its subsidiaries, the “Anadarko Entities”) and Western Midstream Operating GP, LLC, (the “General Partner”) a Delaware limited liability company and the general partner of Western Midstream Operating, LP, a Delaware limited partnership and subsidiary of Western Midstream Partners, LP (the “Partnership”). Anadarko, Occidental and the General Partner are hereinafter each referred to as a “Party” and are collectively referred to as the “Parties.” Capitalized terms used herein but not defined shall have the meanings given them in that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof.
RECITALS:
WHEREAS, the Parties are party to that certain Services and Secondment Agreement, dated as of May 14, 2008 (the “Existing Agreement”), which provides that the Anadarko Entities (as defined below) will provide to the Partnership Group the services necessary to operate, manage, maintain and report the operating results of the Partnership’s assets, including gathering pipelines, compressors, treating facilities, transportation pipelines or related equipment or assets (the “Partnership Assets”) and that the Anadarko Entities will second to the General Partner or one or more subsidiaries of the Partnership certain personnel employed by the Anadarko Entities in connection with the Partnership Assets;
WHEREAS, the Parties desire to amend and restate the Existing Agreement to provide for the services and secondment arrangements set forth below and to provide for the eventual transfer of certain employees to the Partnership and the assumption by the Partnership of certain related liabilities;
NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Anadarko, Occidental and the General Partner hereby agree as follows:

ARTICLE I
SECONDMENT

1.1	Seconded Employees.
Subject to the terms of this Agreement, Anadarko and Occidental agree that the Anadarko Entities will second to the General Partner, and the General Partner agrees to accept the secondment of, those certain specifically identified individuals (each, a “Seconded Employee” and collectively, the “Seconded Employees”) listed on a “Seconded Employee Schedule” for the purpose of performing job functions related to the Partnership Assets (the “Secondment”). The Seconded Employee Schedule, as it may be modified from time to time in accordance with the terms of this Agreement, will be maintained by the Anadarko Entities in accordance with the terms of this Agreement and made available to the General Partner for inspection upon request. The Parties acknowledge that the Seconded Employee Schedule, as in effect as of the date hereof, has been made available by the Anadarko Entities to the General Partner and is agreed among the parties as to both form and substance. The Seconded Employees will remain during the Period of Secondment (as defined below) employees of the Anadarko Entities but, in addition, they will also be temporary employees of the General Partner during the Period of Secondment and shall, at all times during the Period of Secondment, work under the direction, supervision and control of the General Partner. During the Period of Secondment, the General Partner will have the right to direct the Anadarko Entities as to the compensation terms for and to cause the Anadarko Entities to discharge the Seconded Employees and, subject to the provisions in Section 1.2, Anadarko will not have the right to cause the Anadarko Entities to terminate the Secondment to the General Partner or otherwise exercise direction, supervision or control over the Seconded Employees. For each Seconded Employee, the “Period of Secondment” shall be that period of time as set forth in Section 1.2. Seconded Employees shall have no authority or apparent authority to act on behalf of the Anadarko Entities during the Period of Secondment. The Seconded Employee Schedule sets forth the names of the Seconded Employees seconded by the Anadarko Entities, the job functions of the Seconded Employees and the starting date for the Period of Secondment for each Seconded Employee. Individuals may be added or removed from the Seconded Employee Schedule from time to time by the execution by the Parties of a completed “Addition/Removal/Change of Responsibility of Seconded Employee” form, the form of which is attached to this Agreement as Exhibit A, which will be fully binding on the Parties for all purposes under this Agreement. Those rights and obligations of the Parties under this Agreement that relate to individuals that were on the Seconded Employee Schedule but then later removed from the Seconded Employee Schedule, which rights and obligations accrued before the removal of such individual, will survive the removal of such individual from the Seconded Employee Schedule to the extent necessary to enforce such rights and obligations. The Anadarko Entities shall cause the Seconded Employees to provide to the General Partner during the Period of Secondment those services necessary to operate, manage, maintain and report the operations of the Partnership Assets (the “Secondment Services”). During the Period of Secondment, the Anadarko Entities shall be liable and responsible for (and, except as otherwise expressly provided herein, the Partnership Entities shall have no liability or responsibility for) timely payment of wages, and the withholding and payment of all applicable federal, state and local and other taxes as required by applicable law, and provision of benefits to the Seconded Employees. During the Period of Secondment, no Seconded Employee shall be entitled to any compensation, payment, benefit or perquisite directly from the Partnership or any of its subsidiaries (collectively, the “Partnership Entities”), or the general partner of the Partnership (“WES GP”), including, but not limited to, wages and participation in any employee benefit (whether pension, health and welfare or otherwise) plans sponsored or maintained by the Partnership Entities or WES GP. Notwithstanding the foregoing, from the date of this Agreement, during the Period of Secondment, the Partnership Entities or WES GP may, in their sole discretion, award any Seconded Employee equity compensation, subject to such terms and conditions as determined by the Partnership Entities or WES GP, as applicable, in the Partnership. From the date of this Agreement, during the Period of Secondment, Occidental shall not, and shall cause the Anadarko Entities not to, award any Seconded Employee equity compensation in Occidental or any Anadarko Entity.

1.2	Period of Secondment.
The Anadarko Entities will second to the Partnership Entities each Seconded Employee on the start date set forth on the Seconded Employee Schedule and continue to second, during the period (and only during the period) that the Seconded Employee is performing services for the General Partner, until the earliest of:

A.	the end of the term of this Agreement;

B.
the end date, if any, set forth for the Seconded Employee on the Seconded Employee Schedule (or another end date for such Seconded Employee as mutually agreed in writing by the Parties) (the “End Date”);

C.	a withdrawal, departure, resignation or termination of such Seconded Employee under Section 1.3;

D.	the date upon which the General Partner and Anadarko mutually agree in writing to terminate the Secondment of the Seconded Employee to the General Partner;

E.
the date on which an Affiliate of Occidental or Anadarko ceases to own a majority of the issued and outstanding voting equity of WES GP and the Parties have taken such actions as are reasonably necessary to cause the Seconded Employees to be transferred to the appropriate Partnership Entity in accordance with Section 1.4; and

F.
the date upon which Anadarko, Occidental and the General Partner mutually determine to terminate the Period of Secondment for all Seconded Employees and to transition the employment of the Seconded Employees to the Partnership or one of its Affiliates (the “Seconded Employee Transfer Date”), which is presently anticipated to occur prior to the end of 2020.

At the end of the Period of Secondment for any Seconded Employee, subject to Section 1.4, such Seconded Employee will no longer be subject to the direction of the General Partner with regard to the Seconded Employee’s day-to-day activities.

1.3	Withdrawal, Departure or Resignation.
Anadarko and Occidental will use reasonable efforts to cause the Anadarko Entities to prevent any early withdrawal, departure or resignation of any Seconded Employee prior to the End Date for such Seconded Employee’s Period of Secondment. If any Seconded Employee tenders his resignation to an Anadarko Entity as an employee of such Anadarko Entity, Anadarko or Occidental, as applicable, will promptly notify the General Partner. During the Period of Secondment for any Seconded Employee, the Anadarko Entities will not voluntarily withdraw or terminate any Seconded Employee except with the written consent of the General Partner (which may be through the execution of a completed Addition/Removal/Change of Responsibility of Seconded Employee form), such consent not to be unreasonably withheld. Anadarko and Occidental will indemnify, defend and hold harmless the General Partner and its directors, officers and employees against any and all costs, expenses (including reasonable attorneys’ fees), claims, demands, losses, liabilities, obligations, actions, lawsuits and other proceedings, judgments and awards (each, a “Loss” and collectively, the “Losses”) arising out of or in any way connected with or related to the termination of employment of any Seconded Employee by any Anadarko Entity without the consent of the General Partner, EVEN THOUGH SUCH LOSS MAY BE CAUSED IN PART BY THE NEGLIGENCE OF ONE OR MORE OF THE PARTNERSHIP ENTITIES, except to the extent that such Losses (i) arise solely out of or result solely from the negligence, gross negligence or willful misconduct of any of the Partnership Entities, or (ii) arise in connection with the termination of a Seconded Employee for cause. The General Partner will indemnify, defend and hold harmless the Anadarko Entities and their directors, officers and employees against any and all Losses arising out of or in any way connected with or related to the termination of employment of any

Seconded Employee by any Anadarko Entity at the instruction of the General Partner, EVEN THOUGH SUCH LOSS MAY BE CAUSED IN PART BY THE NEGLIGENCE OF ONE OR MORE OF THE ANADARKO ENTITIES, except to the extent that such Losses (i) arise solely out of or result solely from the negligence, gross negligence or willful misconduct of any of the Anadarko Entities, or (ii) arise in connection with the termination of a Seconded Employee for cause. Upon the termination of employment, the Seconded Employee will cease performing services for the General Partner.

1.4	Transfer of Seconded Employees to the Partnership.
Upon the expiration of the Period of Secondment under clauses E or F of Section 1.2 or at such earlier time or times as the General Partner and Anadarko or Occidental, as applicable, may mutually determine in writing, the General Partner, the Partnership and the Anadarko Entities will reasonably cooperate and take such actions as may be necessary or appropriate (including if determined by the General Partner or the Anadarko Entities by causing a subsidiary of the Partnership to make offers of employment to the applicable Seconded Employees) to cause the employment of all of the individuals who remained Seconded Employees as of immediately prior to the expiration of the Period of Secondment to be transferred to one or more subsidiaries of the Partnership (such transfer of employment, the “Seconded Employee Transfer” and the Seconded Employees who transfer employment to the Partnership or its Affiliate, the “Transferred Seconded Employees”), provided, however, that any Seconded Employee who is then not in active service with the Anadarko Entities as a result of any long-term disability or other approved leave of absence (other than due to vacation, holiday, illness or injury of shorter duration than a long-term disability, jury duty or bereavement leave) (an “Inactive Seconded Employee”) shall remain an employee of the Anadarko Entities and shall be transferred to the Partnership or one of its Affiliates only upon his or her return to active service, provided that such return occurs within one hundred eighty (180) days after the expiration of the Period of Secondment or such later time as may be required by applicable law. Notwithstanding anything herein to the contrary, the Period of Secondment of any Inactive Seconded Employee shall be deemed to continue until such Inactive Seconded Employee returns to active service and is transferred to a subsidiary of the Partnership or such Inactive Seconded Employee terminates employment with the Anadarko Entities. The General Partner and the Anadarko Entities shall use commercially reasonable efforts to provide (or cause to be provided) that the terms and conditions of employment of the Transferred Seconded Employees as of immediately after the Seconded Employee Transfer will be substantially the same as the terms and conditions of employment of such employees immediately prior to the Seconded Employee Transfer. For purposes of clarity, with respect to employee benefits to be provided by the Partnership and its subsidiaries, the terms and conditions of employment shall be deemed to be substantially the same as long as such employee benefits are substantially similar in value in the aggregate to the employee benefits provided by the Anadarko Entities immediately prior to the transfer. The Parties intend that the Seconded Employee Transfer will not result in a separation of employment for purposes of any severance or termination pay arrangement of the Anadarko Entities in which the Seconded Employees may participate and the Parties shall take reasonable actions to carry out such intent. Subject to the foregoing, the Anadarko Entities will be solely liable and responsible for (and the Partnership Entities shall have no liability or responsibility for) any severance or separation or termination pay resulting from the merger of a wholly-owned subsidiary of Occidental with and into Anadarko on August 8, 2019 (the “Merger”) or any Seconded Employee Transfer, provided that the Partnership Entities shall not continue to employ any employee who receives separation or termination pay as a result of a Seconded Employee Transfer and shall not re-hire such Seconded Employee for a period of 2 years. The Anadarko Entities shall waive any restrictive covenants or other obligations to which a Transferred Seconded Employee may be subject pursuant to an agreement with the Anadarko Entities to the extent such covenants or other obligations would interfere with Transferred Seconded Employee’s employment with the Partnership or its Affiliates. Effective upon the Seconded Employee Transfer, the applicable subsidiary of the Partnership will assume (without duplication of any amounts payable hereunder as the Secondment Fee) all liabilities with respect to the Transferred Seconded Employees for (i) all earned or accrued but unused vacation and personal time off benefits, (ii) annual cash performance bonuses for the year in which the Seconded Employee Transfer occurs, and (iii) any written individual employment, severance, retention or other individual agreements (including offer letters) entered into prior to the date of this Agreement or, with the consent of the General Partner, after the date of this Agreement, between a Transferred Seconded Employee on the one hand and any Anadarko Entity on the other hand. Notwithstanding anything to the contrary in the foregoing, neither the Partnership nor any of its Affiliates shall assume obligations or liabilities with respect to any of the following: (i) except as expressly set forth in this Agreement, any payments to Seconded Employees under: any group severance or separation plan, agreement or similar arrangement of Occidental or the Anadarko Entities (a “Severance Plan”), including, but not limited to, (x) the Amended and Restated Anadarko Petroleum Corporation Change of Control Severance Plan originally adopted on January 29, 1998 (as amended, the “Anadarko Change of Control Severance Plan”), or (y) the Anadarko Petroleum Corporation 2019 Voluntary Separation Plan (“Anadarko Voluntary Separation Plan”), (ii) the excess of actual bonus amounts awarded under Anadarko’s Annual Incentive Plan (“AIP”) for calendar year 2019 (paid in calendar year 2020) to any Seconded Employee over 120% of such Seconded Employee’s AIP bonus target, (iii) any retention or similar payments (other than any payments pursuant to an arrangement entered into by an Anadarko Entity after the date hereof at the direction of the General Partner pursuant to Section 1.1), (iv) any outstanding equity or long-term incentive awards (whether vested, unvested, deferred or otherwise) granted by an Anadarko Entity, whether settled in securities, cash or otherwise, or (v) any group retirement (whether or not tax qualified) or welfare benefit plan of any Anadarko Entity. As more fully set forth in Article VII below, with respect to any payments made to Seconded Transferred Employees (or Management Transferred Employees (as defined below)) under a Severance Plan (other than payments resulting from the Merger or any Seconded Employee Transfer or Management Employee Transfer (as defined below), for which the Partnership Entities shall have no liability or responsibility) the Partnership or its applicable subsidiary will assume (without duplication) liabilities with respect to an amount representing no more than the greater of (i) 6 months of such Seconded Employee’s base salary or (ii) an amount such Seconded Employee would be entitled to receive under the formulas that were set forth in Anadarko’s non-change of control Severance Plan or Officer Severance Plan, as applicable. The Parties intend that upon the Seconded Employee Transfer, the Transferred Seconded Employees will be eligible to participate in the health and welfare and retirement benefit plans of the Partnership or its applicable Affiliate, subject to the prior establishment thereof by the Partnership or its applicable Affiliate and to the terms and conditions of the plans providing such benefits, and, unless otherwise provided pursuant to Article V hereof or any other transition service arrangement as may be implemented among the Parties or their Affiliates, will cease to participate as active employees in the health and welfare and retirement benefit plans of the Anadarko Entities. The Anadarko Entities’ benefit plans will remain liable and responsible for all benefit claims incurred before the applicable Seconded Employee Transfer Date by Transferred Seconded Employees or their eligible dependents. For purposes of the immediately preceding sentence, (i) a claim for health benefits (including claims for medical, prescription drug and dental expenses) will be deemed to have been incurred on the date on which the actual medical service, treatment or material was rendered to or received by the Transferred Seconded Employee or eligible dependent claiming such benefit, and (ii) regarding any claim for benefits other than those designated in the preceding clause (i) (such as a claim for life insurance or disability benefits), a claim will be deemed to have been incurred on the date of the event giving rise to such claim.

1.5	Supervision.
During the Period of Secondment, the General Partner shall:

A.
be ultimately and fully responsible for the daily work assignments of the Seconded Employee (and with respect to Seconded Employees that also provide services to the Anadarko Entities in connection with its operations (“Shared Seconded Employees”), during those times that the Shared Seconded Employees are performing services for the General Partner hereunder), including supervision of their day-to-day work activities and performance consistent with the purposes stated in Section 1.1 and the job functions set forth in the Seconded Employee Schedule;

B.
set the hours of work and the holidays and vacation schedules (other than with respect to Shared Seconded Employees, as to which the General Partner and the Anadarko Entities shall jointly determine) for the Seconded Employee; and

C.	have the right to determine training which will be received by the Seconded Employee.
In the course and scope of performing any Seconded Employee’s job functions, the Seconded Employee will be integrated into the organization of the General Partner, will report into the General Partner’s management structure, and will be under the direct management and supervision of the General Partner. The General Partner shall designate one or more of its officers to be responsible for the supervisory function set forth in this Section 1.5 on behalf of the General Partner.

1.6	Workers Compensation.
At all times, Anadarko and Occidental will cause the Anadarko Entities to maintain workers’ compensation insurance (either through an insurance company or self-insured arrangement) applicable to the Seconded Employees. Anadarko and Occidental will cause the Anadarko Entities to name the General Partner and, as applicable, the Partnership or any of its subsidiaries, as an also insured employer under such insurance policy. Anadarko will periodically take reasonable steps to notify the Seconded Employees that they are employees during the Secondment Period of the Anadarko Entities and the General Partner (and, as applicable, the Partnership or any of its subsidiaries) and that for any work place injury, the Seconded Employee’s sole remedy will be under such Anadarko Entity’s workers’ compensation insurance policy. Notwithstanding the foregoing, nothing herein shall preclude a Seconded Employee from participating in benefit programs generally available to employees of Anadarko Entities. Except as set forth in Section 2.2F, the Anadarko Entities shall (i) remain solely responsible for all worker’s compensation costs and claims of any Seconded Employees which relate to events occurring prior to the Seconded Employee Transfer Date, and (ii) will not be responsible for any worker’s compensation costs and claims of any Transferred Seconded Employees which relate to events occurring after the Seconded Employee Transfer Date.
ARTICLE II
SECONDMENT FEE

2.1	Payment of Secondment Fee by General Partner.
On or before the fifth business day of each month, Anadarko and/or Occidental shall send an invoice to the General Partner for that amount of money associated with all expenses incurred by the Anadarko Entities in connection with the performance of the Secondment Services during the preceding month (the “Secondment Fee”). The General Partner shall pay such invoice within 30 days of receipt unless disputed in good faith in accordance with Section 8.22.

2.2	Components of the Secondment Fee.
Among other items, but without duplication of fees provided under any other agreement among the Parties or their Affiliates, the Secondment Fee shall include all reasonable costs and expenses actually incurred by the Anadarko Entities for the Seconded Employees, including, but not limited to:

A.	compensation, including salary, wages and bonuses (including the employer portion of payroll taxes associated therewith);

B.
401(k) costs including matching 401(k) contributions, pension accruals in the ordinary course of business consistent with past practices and the cost of supplemental retirement and non-qualified deferred compensation plans;

C.	vacation and sick leave benefits;

D.	medical and health insurance benefits;

E.	disability insurance;

F.	workers’ compensation insurance;

G.	life insurance;

H.	severance payments, except as otherwise set forth in this Agreement;

I.	costs incurred by any Anadarko Entity in relation to any Partnership equity or long-term incentive awards granted to any Seconded Employee; and

J.	any other employee benefit for which the Anadarko Entities incur costs.
The costs and expenses described in (A) through (J) above are referred to as “Seconded Employee Expenses.” For the avoidance of any doubt, the following are not Seconded Employee Expenses and shall not be included in the Secondment Fee: (i) except as set forth in this paragraph, any payments made to Seconded Employees under Severance Plans (other than payments resulting from the Merger or any Seconded Employee Transfer or Management Employee Transfer (as defined below), for which the Partnership Entities shall have no liability or responsibility), in excess of the greater of (x) 6 months of such Seconded Employee’s base salary and (y) an amount such Seconded Employee would be entitled to receive under the formulas that were set forth in Anadarko’s non-change in control Severance Plan or Officer Severance Plan, as applicable, (ii) the excess of actual bonus amounts awarded under the AIP to any Seconded Employee for calendar year 2019 (paid in calendar year 2020) over 120% of such Seconded Employee’s AIP bonus target, (iii) any retention payments (other than any payments pursuant to an arrangement entered into by an Anadarko Entity after the date hereof at the direction of the General Partner pursuant to Section 1.1) and (iv) any outstanding equity or long-term incentive awards (whether vested, unvested, deferred or otherwise) granted by an Anadarko Entity, whether settled in securities, cash or otherwise. Where it is not reasonably practicable to determine the cost of such a cost or expense, the applicable Anadarko Entity may make a good faith reasonable estimate of such cost or expense (and provided that any such estimates, other than with respect to benefit load, are “trued up” within 10 days of the end of each quarter based on the actual amount of the expenses, expenditures or payments in respect of which estimates were made in the immediately preceding quarter). The applicable Anadarko Entity may include the costs and expenses described in (B) through (G) above in a percentage benefit load reasonably determined in good faith based upon the amount of costs and expenses for base salary or base wages incurred in (A) above. Such benefit load is currently 45% of the applicable Seconded Employee’s base salary or base wages and will remain at such level unless there is a change in the costs of providing such benefits to all employees under the applicable benefit plans and not only to the Seconded Employees. If benefits under a Severance Plan are extended to a Seconded Employee at the direction of the General Partner pursuant to Section 1.1 of this Agreement after the date of this Agreement (and the employee was not eligible to participate in or receive benefits under such Severance Plan prior to the date of this Agreement), then the amount of such severance payments included in the Secondment Fee will not subject to the limitations set forth in clause (i) of this paragraph above.
ARTICLE III
ALLOCATION; RECORDS; AGENT

3.1	Allocation; Records.
The Anadarko Entities will use commercially reasonable efforts to maintain an allocation schedule reflecting the direct and indirect costs of the Seconded Employee Expenses based on the Secondment Services. The General Partner will use commercially reasonable efforts to keep and maintain books/records reflecting hours worked and costs and expenses incurred in connection with each of the Seconded Employees, and the Anadarko Entities will have the right from time to time upon its reasonable request to audit such books/records maintained by the General Partner. The General Partner and its representatives will have the right to audit the allocation schedule and such other records as the General Partner may reasonably require in connection with its verification of the Seconded Employee Expenses during regular business hours and on reasonable prior notice. Based on these records, the General Partner may request adjustments under Section 2.2 above.

3.2	Agent.
Seconded Employee Expenses remain the primary legal responsibility of the General Partner as the employer of the Seconded Employees during the Secondment Period. The Anadarko Entities agree to act as agent for the General Partner in paying the Seconded Employee Expenses of the employees temporarily assigned under this Secondment Agreement. The Anadarko Entities agree to indemnify and hold the General Partner harmless from any and all Losses incurred by the General Partner or any of the other Partnership Entities related to the Anadarko Entities’ failure to carry out its duties as agent for the payment of the Seconded Employee Expenses as set forth above, except to the extent that such Losses arise out of or result from the negligence, gross negligence or willful misconduct of any of the Partnership Entities.

ARTICLE IV
ADDITIONAL EMPLOYMENT TRANSFERS

4.1	Transfer of Management Employees.
The Parties acknowledge and agree that, effective as of not later than December 31, 2019, the employment of certain management level employees providing services to the Partnership and its subsidiaries has been or will be transferred to the Partnership or one of its subsidiaries in a manner similar to that described in Section 1.4 (such employees, the “Management Transferred Employees” and such date of transfer the “Management Employee Transfer Date”), provided, however, that for purposes of administrative convenience, such transfer, for purposes of payroll may not occur until January 12, 2020. From and after December 31, 2019, the Management Transferred Employees shall report solely to the General Partner and WES GP. From the Management Employee Transfer Date through the expiration of the Period of Secondment (or such earlier time as the Parties shall agree in writing) but not for a period that extends beyond December 31, 2020, the Management Transferred Employees shall, provided they remain employed with the Partnership Entities, continue to participate, at the expense of the Partnership Entities with respect to employer costs (which costs shall be determined in a manner consistent with the health and welfare benefits costs included in the Secondment Fee), as active employees in the health and welfare benefit plans of the Anadarko Entities on the same terms and conditions as if still employed by the Anadarko Entities. The Partnership and the Anadarko Entities will reasonably cooperate and take such actions as may be necessary or appropriate (including if determined by the General Partner or the Anadarko Entities by causing a subsidiary of the Partnership to make offers of employment to the Management Transferred Employees) to cause the employment of the Management Transferred Employees to be transferred to the Partnership or one of its subsidiaries. The Parties intend that the transfer of the Management Transferred Employees to the Partnership or one of its subsidiaries (the “Management Employee Transfer”) will not result in a separation of employment for purposes of any severance or termination pay arrangement of the Anadarko Entities in which the Management Transferred Employees may participate and the Parties shall take reasonable action to carry out such intent. Subject to the foregoing, the Anadarko Entities will be solely responsible and liable for (and the Partnership Entities shall have no liability or responsibility for) any severance or separation or termination pay resulting from the Merger or a Management Employee Transfer, provided that the Partnership Entities shall not continue to employ any employee who receives such separation or termination pay as a result of a Management Employee Transfer and shall not re-hire such Management Employee for a period of 2 years. For the avoidance of doubt, from and after such transfer of employment, the Management Transferred Employees are not Seconded Employees. The Anadarko Entities shall waive any restrictive covenants or other obligations to which a Management Transferred Employee may be subject pursuant to an agreement with the Anadarko Entities to the extent such covenants or other obligations would interfere with Management Transferred Employee’s employment with the Partnership or its Affiliates.

4.2	Management Transferred Employee Liabilities.
Effective as of the date of transfer of employment of the Management Transferred Employees, the Partnership or its applicable Affiliate will assume (without duplication) all liabilities with respect to the Management Transferred Employees for (i) all earned or accrued but unused vacation and personal time off benefits, (ii) the portion of annual cash performance bonuses for 2019 attributable to the Management Transferred Employees services to the General Partner, the Partnership or its subsidiaries in 2019, and (iii) any written individual employment, severance, retention or other individual agreements (including offer letters) entered into prior to the date of this Agreement, or, with the consent of the General Partner, after the date of this Agreement, between a Management Transferred Employee on the one hand and any Anadarko Entity on the other hand. Notwithstanding anything to the contrary in the foregoing, neither the Partnership nor any of its Affiliates shall assume liabilities with respect to any of the following: (i) payments to Management Transferred Employees arising under Severance Plans (other than payments resulting from the Merger or any Management Employee Transfer, for which the Partnership Entities shall have no liability or responsibility) in excess of the greater of (x) 6 months of such Management Transferred Employee’s base salary and (y) an amount such Seconded Employee would be entitled to receive under the formulas that were set forth in Anadarko’s non-change in control Severance Plan or Officer Severance Plan, as applicable, (ii) the excess of actual bonus amounts awarded under the AIP to any Management Transferred Employee for calendar year 2019 (payable in calendar year 2020) over 120% of such Management Transferred Employee’s AIP bonus target, (iii) any retention payments pursuant to an arrangement entered into by an Anadarko Entity prior to the date of this Agreement, (iv) any outstanding equity or long-term incentive awards (whether vested, unvested, deferred or otherwise) granted by an Anadarko Entity, whether settled in securities, cash or otherwise, or (v) any group retirement (whether or not tax qualified) or welfare benefit plan of any Anadarko Entity. The Parties intend that upon the establishment thereof upon the expiration of the Period of Secondment, the Management Transferred Employees will be eligible to participate in the health and welfare and retirement benefit plans of the Partnership or its applicable Affiliate and, unless otherwise provided pursuant to Article V hereof or any other transition service arrangement as may be implemented among the Parties or their Affiliates, will cease as of the expiration of the Period of Secondment to participate as active employees in the health and welfare or retirement benefit plans of the Anadarko Entities. The Anadarko Entities’ benefit plans will remain responsible for all claims for benefits incurred by the Management Transferred Employees or their eligible dependents during the period in which they were participating in the health and welfare plans of the Anadarko Entities in accordance with this Agreement. For purposes of this paragraph, (i) a claim for health benefits (including claims for medical, prescription drug and dental expenses) will be deemed to have been incurred on the date on which the actual medical service, treatment or material was rendered to or received by the Management Transferred Employee or eligible dependent claiming such benefit, and regarding any claim for benefits other than those designated in the preceding clause (i) (such as a claim for life insurance or disability benefits), a claim will be deemed to have been incurred on the date of the event giving rise to such claim.
ARTICLE V
ADDITIONAL SHARED SERVICES

5.1	Shared Services.
In addition to the Secondment Services, the Anadarko Entities will provide, on behalf of the General Partner and for the benefit of the Partnership Entities, additional required centralized overhead services, including, without limitation, the services identified on Exhibit B (the “Shared Services”). The Shared Services will be performed by employees of the Anadarko Entities who provide services with respect to both the Partnership Entities and the Anadarko Entities (“Shared Employees”). The Shared Employees shall not be entitled to any payment, benefit or perquisite directly from the General Partner or the Partnership Entities on account of performance of the Shared Services, including, but not limited to, wages, group insurance and participation in any employee benefit and pension plans maintained by the General Partner or the Partnership Entities. The Anadarko Entities will (i) direct and control the Shared Employees providing the Shared Services and (ii) be solely responsible for determining and enforcing daily management and labor policies concerning the Shared Employees performing the Shared Services. The Anadarko Entities shall be wholly responsible for all employment obligations and liabilities with respect to the Shared Employees, including the payment and provision of all wages, bonuses and commissions and employee benefits, including severance and worker’s compensation, and the withholding and payment of all applicable federal, state and local and other taxes, including any contributions from them as required by applicable law. The Anadarko Entities shall maintain workers compensation insurance (either through an insurance company or self-insured arrangement) applicable to the Shared Employees. Anadarko will cause the Anadarko Entities to name the General Partner and, as applicable, the Partnership Entities, as an also insured employer under such insurance policy.

5.2	Payment of Services Fee by General Partner.
On or before the fifth business day of each month, Anadarko and/or Occidental shall send an invoice (the “Services Fee Invoice”) to the General Partner for that amount of money associated with all expenses incurred by the Anadarko Entities in connection with the performance of the Shared Services during the preceding month (the “Services Fee”). With respect to the Shared Employees, the Services Fee Invoice shall include reasonable time-writing detail for Shared Employees and be itemized in sufficient detail to identify the Services Fee and its components charged for each individual Shared Service listed on Exhibit B. The General Partner shall pay the Services Fee Invoice within 30 days of receipt unless disputed in good faith in accordance with Section 8.22.

5.3	Components of Services Fee; Allocation Methodology
Among other items, the Services Fee shall include all reasonable costs and expenses actually incurred by the Anadarko Entities in connection with the provision of the Shared Services. With respect to the costs and expenses associated with the Shared Employees, this will include, without limitation, the following:

A.	compensation, including salary, wages and bonuses (including the employer portion of payroll taxes associated therewith);

B.
401(k) costs including matching 401(k) contributions, pension accruals in the ordinary course of business consistent with past practice and the cost of supplemental retirement and non-qualified deferred compensation plans;

C.	vacation and sick leave benefits;

D.	medical and health insurance benefits;

E.	disability insurance;

F.	workers’ compensation insurance;

G.	life insurance; and

H.	any other employee benefit for which the Anadarko Entities incur costs.
The costs and expenses described in (A) through (H) above are referred to as “Shared Employee Expenses.” For the avoidance of any doubt, the following are not Shared Employee Expenses and shall not be included in the Services Fee: (i) the excess of actual bonus amounts awarded under the AIP to any Shared

Employee for calendar year 2019 (paid in calendar year 2020) over 120% of such Shared Employee’s AIP bonus target, (ii) payments under any Severance Plan, (iii) any retention payments and (iv) any outstanding equity or long-term incentive awards (whether vested, unvested, deferred or otherwise) granted by an Anadarko Entity, whether settled in securities, cash or otherwise. Additionally, for the avoidance of doubt, the Shared Services Fee will include any expenses or expenditures paid by the Anadarko Entities on behalf of WES pursuant to the payment agent and accounts payable Shared Services functions. Except as set forth on Exhibit B or as otherwise agreed among the Parties from time to time, the costs and expenses associated with the Shared Employees will be allocated between the Anadarko Entities and the Partnership Entities based on a good faith reasonable calculation by the Anadarko Entities of the relative amounts of time that the Shared Employees spend providing services with respect to the Anadarko Entities and the Partnership Entities, as applicable. Where it is not reasonably practicable to determine the cost of such an allocated cost or expense, the applicable Anadarko Entity may make a good faith reasonable estimate of such allocated cost or expense (and provided that any such estimates, other than with respect to benefit load, are “trued up” within 10 days of the end of each quarter based on the actual amount of the allocated expenses, expenditures or payments in respect of which estimates were made in the immediately preceding quarter). Anadarko or the applicable Anadarko Entity may include the allocated costs and expenses described in (B) through (G) above in a percentage benefit load reasonably determined in good faith based upon the amount of costs and expenses for the base salary or base wages incurred in (A) above.

5.4	Other Matters Relating to Expenses

A.
On or before January 15, 2020, Occidental shall make a one-time payment of $20,000,000 to the General Partner for the benefit of the Partnership Entities, which payment shall not be included in the Secondment Fee or Services Fee or be considered a similar expense under this Agreement. The General Partner shall cause the Partnership Entities to use such funds to facilitate the Partnership Entities’ ability to perform the Shared Services at the end of the period provided for in Article VI.

B.
Pending negotiation and execution of definitive lease agreements, the Parties hereto agree that the total rent expense that will be charged by the Anadarko Entities to the Partnership and its subsidiaries for the year ended December 31, 2020 shall, with respect to leased space, be equal to the actual rent amounts actually paid by the Anadarko Entities therefor, and shall be invoiced monthly in connection with the Services Fee in the manner set forth in Section 5.2.

5.5	Records and Audits
The Anadarko Entities will use commercially reasonable efforts to maintain records reflecting the allocated direct and indirect costs of the Shared Employee Expenses based on the Shared Services. The General Partner and its representatives will have the right to audit such records as the General Partner in connection with its verification of the Shared Employee Expenses during regular business hours and on reasonable prior notice. Based on these records, the General Partner may request adjustments under Section 5.3 above.
ARTICLE VI
TERM OF SHARED SERVICES

With respect to the Shared Services, the term of this Agreement will commence on the Effective Date and will continue for an initial period of 2 years. Upon the expiration of the initial 2 year period, the term of this Agreement shall automatically extend for an additional 6 month period, unless either Party provides at least 30 days’ prior written notice to the other Party, prior to the expiration of such initial period, that the Party wishes for this Agreement to expire at the end of the initial 2 year period. After the initial 6 month renewal period, the term of this Agreement with respect to the Shared Services shall automatically extend for additional 6 month periods, unless either Party provides prior written notice, at least 30 days prior to the expiration of the applicable 6 month period, that the Party wishes for this Agreement to expire at the end of such 6 month period. Upon proper notice by a Party to the other Party, in accordance with this Article VI, that the Party wishes for this Agreement to expire with respect to the Shared Services on the expiration of the applicable 2 year or 6 month period, this Agreement shall not, with respect to the Shared Services, automatically extend, but shall, except as otherwise expressly set forth herein, instead expire upon the expiration of the applicable 2 year or 6 month period and only those provisions related to the Shared Services that, by their terms, expressly survive this Agreement shall so survive. Notwithstanding the foregoing, (i) the General Partner may terminate this Agreement with respect to any individual Shared Service listed on Exhibit B, or all of the Shared Services, in each case at any time, upon 30 days prior written notice to Anadarko and Occidental, and (ii) Anadarko and Occidental shall have the right but not the obligation to terminate this Agreement with respect to the Shared Services immediately upon written notice upon or following the date on which an Affiliate of Occidental or Anadarko ceases to own a majority of the issued and outstanding voting equity of WES GP, provided that the General Partner has entered into satisfactory arrangements, which it determines in good faith, will provide it with suitable qualified and experienced employees or secondees necessary to perform the Shared Services. In the event that Anadarko and Occidental terminate this Agreement with respect to the Shared Services, Anadarko and Occidental will, if requested by the General Partner and subject to continued payment of the applicable Services Fee, continue to provide, in accordance with the terms of this Agreement for a period of up to an additional six months, such of the Shares Services as are reasonably necessary for the General Partner or the Partnership Entities to comply with their material legal, regulatory or contractual obligations as in effect as of the date of termination of this Agreement with respect to the Shared Services.
ARTICLE VII
PARTNERSHIP PAYMENTS UNDER CHANGE IN CONTROL AGREEMENTS, CHANGE OF CONTROL SEVERANCE PLAN AND VOLUNTARY SEPARATION PLAN
Effective as of the date of this Agreement (or, with respect to the Transferred Seconded Employees, the date of the Seconded Employee Transfer), WES GP shall and the General Partner shall cause the applicable Partnership Entity to, assume or adopt as a participating employer therein, as applicable, but only to the extent such assumption or adoption does not result in duplication of benefits, the Anadarko Change of Control Severance Plan and each Anadarko Petroleum Corporation Key Employee Change in Control Contract entered into with each Management Transferred Employee and Transferred Seconded Employee (each a “CIC Agreement”), provided, however, that in the event that WES GP, the General Partner or any of the Partnership Entities are required to make any payments to Seconded Transferred Employees or Management Transferred Employees, in either case who as of the date of this Agreement were a party to or eligible to participate in a CIC Agreement or a Severance Plan, as a result of the adoption or assumption of, or the contractual agreement to make payments as set forth in, a CIC Agreement, the Anadarko Change of Control Severance Plan or the Anadarko Voluntary Separation Plan, (i) the Anadarko Entities shall reimburse the General Partner or

Partnership Entity, as applicable, for the portion such payments that exceeds the greater of (x) 6 months of such employee’s base salary or (y) an amount such employee would be entitled to receive under the formulas that were set forth in Anadarko’s non-change in control Severance Plan or Officer Severance Plan, as applicable and (ii) such reimbursement shall not be included in the Secondment Fee or be considered a similar expense under this Agreement. For the avoidance of doubt, the Anadarko Entities will be solely liable and responsible for (and WES GP, the General Partner and the Partnership Entities shall have no liability or responsibility for, whether as part of the Secondment Fee or Services Fee or otherwise) any severance or separation or termination pay resulting from the Merger or the transfers of employees contemplated herein. Nothing herein is intended to result in the Anadarko Entities having any liability or reimbursement obligation for any severance payments or benefits (I) under a Severance Plan (including the Anadarko Change of Control Severance Plan and Anadarko Voluntary Separation Plan) to any employee who, as of immediately prior to the Management Employee Transfer or Seconded Employee Transfer, as applicable, was not a participant in such Severance Plan, or (II) pursuant to any severance or termination pay arrangement entered into, adopted or extended (including an extension of benefits under a Severance Plan or individual contract to a Seconded Employee or Management Transferred Employee who has previously waived rights with respect thereto) by WES GP or any Partnership Entity (or at the direction of the General Partner pursuant to Section 1.1 of this Agreement) after the date of this Agreement unless the Partnership Entity was required to enter into or adopt such severance or termination pay arrangement pursuant to this Agreement.
For all purposes under this Agreement, severance, separation or termination pay will not be considered to result from the Merger or a Seconded Employee Transfer or Management Employee Transfer if it arises as a result of any action taken by the Partnership Entities or WES GP (or at the direction of the General Partner pursuant to Section 1.1 above) after the date of this Agreement.
ARTICLE VIII
GENERAL PROVISIONS

8.1	Accuracy of Recitals.
The paragraphs contained in the recitals to this Agreement are incorporated in this Agreement by this reference, and the Parties to this Agreement acknowledge the accuracy thereof.

8.2	Choice of Law; Submission to Jurisdiction.
This Agreement and any disputes arising from or related to it shall be subject to and governed by the laws of the State of Texas. Subject to section 8.22, below, each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Houston, Texas.

8.3	Notices.
Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable courier or by telecopier, and shall be deemed to have been duly given as of the date and time reflected on the delivery receipt, if delivered personally or sent by reputable courier service, or on the automatic telecopier receipt, if sent by telecopier, addressed as follows:
If to Anadarko or Occidental:

Occidental Petroleum Corporation
5 Greenway Plaza
Houston, Texas 77046
Attn: General Counsel

If to the General Partner:

Western Midstream Operating GP, LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attn: CEO and President
A Party may change its address for the purposes of notices hereunder by giving notice to the other Party specifying such changed address in the manner specified in this Section 8.2.

8.4	Further Assurances.
The Parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Agreement.
The Anadarko Entities shall (i) preserve and keep the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers and electronic files relating to the General Partner, the Partnership and its subsidiaries in its possession (collectively, the “Partnership Records”) in accordance with their (or their Affiliates’) existing document retention policies, and (ii) work in good faith to transfer the Partnership Records to the physical custody of, or electronic databases controlled by, the General Partner or its Affiliates upon the termination of this Agreement or as mutually agreed during the term of this Agreement.

8.5	Entire Agreement.
This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

8.6	Effect of Waiver or Consent.
No waiver or consent, express or implied, by any Party to or of any breach or default by any Person (as defined below) in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

8.7	Amendment or Modification.

This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership may not, without the prior approval of the Special Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will have an adverse effect on the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

8.8	Assignment; Third-Party Beneficiaries.
No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Parties. Each of the Parties hereto specifically intends that each entity comprising the Anadarko Entities and the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity. Nothing in this Agreement, expressed or implied, shall confer upon any Seconded Employees, Management Transferred Employees, or Shared Employees (or any of their beneficiaries or alternate payees) any rights or remedies (including any right to employment or continued employment, or any right to compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement or otherwise.

8.9	Counterparts.
This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

8.10	Severability.
If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

8.11	Interpretation.
In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to any individual, or any partnership, corporation, limited liability company, trust or other legal entity (“Person”) includes such Person’s successors and assigns but, in the case of Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (e) reference to any Section means such Section of this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (h) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”

8.12	Titles and Headings.
Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

8.13	Relationship of the Parties.

A.
Nothing in this Agreement shall cause any of the Anadarko Entities or the Partnership Entities to become members of any other partnership, joint venture, association, syndicate or other entity. Nothing in this Agreement shall cause any Partnership Entity to be considered an Anadarko Entity, and vice versa.

B.
As used in this Agreement, “Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with such Person, (b) any Person owning or controlling fifty percent (50%) or more of the voting interests of such Person, (c) any officer or director of such Person or (d) any Person who is the officer, director, trustee or holder of fifty percent (50%) or more of the voting interest of any Person described in clauses (a) through (c). For purposes of this definition, the term “controls,” “is controlled by” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, no Partnership Entity shall be deemed to be an Affiliate of the Anadarko Entities nor shall any Anadarko Entity be deemed to be an Affiliate of the Partnership Entities.

8.14	Binding Effect.
This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives. Notwithstanding the foregoing, Section 1.6 is intended to benefit each current and future subsidiary of the Partnership, and each such subsidiary shall be a direct beneficiary of this Agreement and be entitled to enforce such provision to the same extent as if such subsidiary were a party to this Agreement.

8.15	Time of the Essence.
Time is of the essence in the performance of this Agreement.

8.16	Delay or Partial Exercise Not Waiver.
No failure or delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or any related document. The waiver by either Party of a breach of any provisions of this Agreement will not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.

8.17	Withholding or Granting of Consent.
Unless otherwise provided in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

8.18	Laws and Regulations.
Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

8.19	No Recourse Against Officers or Directors.
For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any Anadarko Entity or any Partnership Entity.

8.20	Signatories Duly Authorized.
Each of the signatories to this Agreement represents that he is duly authorized to execute this Agreement on behalf of the Party for which he is signing, and that such signature is sufficient to bind the Party purportedly represented.

8.21	Incorporation of Exhibits by References.
Any reference herein to any exhibit to this Agreement will incorporate it herein, as if it were set out in full in the text of this Agreement.

8.22	Dispute Resolution and Arbitration.

A.
Should a dispute arise between the Parties, the Parties shall promptly seek to resolve any such dispute by negotiations between the Parties prior to the initiation of binding arbitration in accordance with Section 8.22(b). The Parties shall meet at a mutually acceptable time and place within fifteen (15) days after written notice by any Party to any other Party seeking resolution of a dispute under this Section 8.22(a) and thereafter as often as they mutually determine to be necessary or appropriate to exchange relevant information and to attempt to resolve the dispute.

B.
All negotiations and communications pursuant to this Section 8.22(a) shall be treated and maintained by the Parties as confidential information and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence. In addition, any and all documents generated as a result of the arbitration proceedings, including but not limited to hearing transcripts, depositions, opinions, rulings awards, or judgments shall be treated as confidential and may not be shared with any third party, absent an order from a court of competent jurisdiction.

C.	Any proposed resolution of a dispute under this Agreement must be approved on behalf of the Partnership by the Special Committee of the Board of Directors of the General Partner

before it is finalized. If the matter is not resolved within 30 days after the initial meeting of the Parties, or such longer period as may be mutually agreed upon, either Party may initiate arbitration in accordance with Section 8.22(b).

D.
Any and all disputes arising from or relating to the Agreement, including the inability of the Parties to agree to an adjustment to the Secondment Fee or Services Fee pursuant to the provisions of Section 3.1 or 5.4, must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 8.22 will control the rights and obligations of the Parties.

E.
Arbitration must be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations.

F.
Arbitration may be initiated by a party (“Claimant”) serving written notice on another party (“Respondent”) that the Claimant elects to refer a particular dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within 30 days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition to the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within 30 days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator.

G.
All arbitrators must (a) be neutral parties with no prior relationships to any participants, parties, attorneys or law firms involved in the proceedings, (b) have never been officers, directors or employees of any of the Partnership Entities or Anadarko Entities and (c) have not less than seven years of experience in the energy industry.

H.
The hearing will be conducted in Houston, Texas and commence within 30 days after the selection of the third arbitrator. The Parties and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible, and within 60 days of the close of evidence in any proceeding.

I.
Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind.

8.23	Continuation of Work during Dispute.
Notwithstanding any dispute, it shall be the responsibility of each Party to continue to perform its obligations under this Agreement pending resolution of the dispute.

8.24	Legal Compliance.
The Parties acknowledge and agree that this Agreement, and all services provided under this Agreement, are intended to comply with any and all laws and legal obligations and that this Agreement should be construed and interpreted with this purpose in mind. In this regard, the Parties specifically agree as follows:

A.
The Parties will comply with all equal employment opportunity requirements and other applicable employment laws. Where a joint or combined action is required by the law in order to comply with an employment obligation, the parties will cooperate fully and in good faith to comply with the applicable obligation.

B.
The General Partner acknowledges and agrees that Seconded Employees may utilize the complaint reporting and resolution process of the Anadarko Entities and agrees to cooperate in the investigation and resolution of any complaint that may be made.

C.
The Parties agree that they will adhere to the Fair Labor Standards Act of 1938, as amended, any comparable state law and any law regulating the payment of wages or compensation. The General Partner is solely responsible for ensuring that non-exempt Seconded Employees accurately record their hours and time worked.

[Signature page follows]

AS WITNESS HEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date herein above mentioned.

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ Nicole E. Clark
Name:	Nicole E. Clark
Title:	Vice President and Secretary

ANADARKO PETROLEUM CORPORATION

By:	/s/ Nicole E. Clark
Name:	Nicole E. Clark
Title:	Vice President and Secretary

WESTERN MIDSTREAM OPERATING GP, LLC

By:	/s/ Michael P. Ure
Name:	Michael P. Ure
Title:	President and Chief Executive Officer

Signature Page to Services and Secondment Agreement

EXHIBIT A
This Exhibit A is attached the Amended and Restated Services, Secondment and Employee Transfer Agreement (the “Agreement”) dated December 31, 2019 by and between Anadarko Petroleum Corporation, Occidental Petroleum Corporation and Western Midstream Operating GP, LLC. All defined terms used herein shall have the same meaning as set forth in the Agreement.
ADDITION/REMOVAL/CHANGE OF RESPONSIBILITY
OF SECONDED EMPLOYEE
In accordance with Section 1.1 of the Service, Secondment and Employee Transfer Agreement, the Parties hereto wish to add, remove, or change the responsibilities of the following Seconded Employees.
All information must be filled in for this form to be valid.

Name of Seconded Employee	Title and Job Function	Start Date	End Date

[ANADARKO/OCCIDENTAL] PETROLEUM CORPORATION	WESTERN MIDSTREAM OPERATING GP, LLC

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT B
This Exhibit B is attached the Amended and Restated Services, Secondment and Employee Transfer Agreement (the “Agreement”) dated December 31, 2019, by and between Anadarko Petroleum Corporation, Occidental Petroleum Corporation and Western Midstream Operating GP, LLC. All defined terms used herein shall have the same meaning as set forth in the Agreement.
Services
Definitions: Capitalized terms used herein but not defined shall have the meanings given them in the Agreement.
Term: The term of each Shared Service shall be governed by the provisions set forth in Article VI of the Agreement, unless a shorter term is specifically stated below. For the avoidance of doubt, the term of each Shared Service is subject to the extension and termination provisions of Article VI of the Agreement.
Components of Services Fee: The components of the Services Fee for each Shared Service, except for Information Technology (IT) services, is described in Article V of the Agreement. It is understood and agreed that the Services Fee for IT services shall be (i) 100% of the costs related to Waterfield software licenses and maintenance costs, and (ii) a monthly fee of $1 million, which includes costs related to Shared Employee Expenses for the IT services (together, the “IT Services Fee”). The IT Services Fee shall be reassessed on July 31, 2020 and thereafter reassessed on a quarterly basis, as mutually agreed by the Parties, as the Partnership Group intends to transition to its own IT systems and employees.
Services to Be Provided By Oxy on Behalf of WES:

SERVICE TYPE	SCOPE OF WORK	END OF TERM
HR HRIS / HRDM / Payroll
Assist with ongoing administration of employee data and information in SAP / Success Factors / benefits administration / compensation planning / performance management and other HR systems as reasonably requested by WES.
Assist with transition of employee data and information to WES’ HR / payroll / benefits administration / performance management systems as reasonably requested by WES. Upon transfer of the secondees into the WES payroll entity, new contracts with benefits vendors will be in WES’ name.
Provide all payroll services for WES employees.
Maintain all links, systems, and data transfers between the SAP / payroll system and health and welfare vendors, brokers, and administrators.
Provide training for WES new hires in HRIS, HRDM and Payroll.
12/31/2020
HR Disclosure Support	Consulting and provision of data related to OPC’s compensation, benefits, and executive compensation programs as needed to complete transitions to WES and preparation for WES’ 10-K disclosure.	3/31/2021

SERVICE TYPE	SCOPE OF WORK	END OF TERM
HR Compensation & Equity Administration	Continue to provide compensation and equity administration and planning services as reasonably requested by WES.	5/31/2020
HR Benefits Plans & Administration
Continue to provide benefits administration and planning services as reasonably requested by WES.
Benefits accounting through the preparation of 2019 financial reports.
Upon initial deconsolidation, benefits will be provided under Anadarko’s contracts with vendors. WES will have its own contracts in place by the time the secondees move into the WES payroll entity.
6/30/2020
HR Talent Acquisition	Provide recruiting support as needed to WES. Access to Taleo applicant tracking system may be needed.	12/31/2020
HR Relocation Services	Complete in-process relocations. Provide assistance with year-end tax calculations. Consult with WES HR staff and relocated employees.	3/31/2020
HR Occupational Health Services	Ongoing drug testing for random, DOT, post-accident, and probable suspicion until WES sets up. Ongoing consulting on disability cases.	12/31/2020
Training and Competency Management	Oxy will provide support related to Petro Technical and Field Operations training and competency management.	12/31/2020
HR Talent Management	OXY will provide support related to company-wide training and development initiatives.	12/31/2020
HR Employee Relations and Compliance	OXY will provide support related compliance initiatives.	12/31/2020
Drone Program	Oxy will provide support and use of its drone program.	12/31/2020
Tax	Assist WES with state and local Tax computations and filings, including filings for ad valorem Taxes.
Legal & Compliance
Provide access to WES-related legal documents, data, and resources, together with legal support on HSE, regulatory, litigation, supply chain, benefits and labor employment matters in a manner consistent with past practices.

Records and Data Access	Provide access to records and data necessary for continued operations between Oxy and WES in a manner consistent with past practice.
Communication Systems	Provide access to, and maintain, shared communication systems until such time as a definitive agreement regarding such systems are executed by OXY and WES or their respective affiliates.
Supply Chain Management - Contract Administration
To the extent reasonably requested by WES:
•    Assist WES with maintaining and transferring services agreements (including the subcontracts) with third party providers to the extent necessary to continue operation of the Company consistent with OXY’s past practices.
Provide access to contract management tools consistent with past practices.

SERVICE TYPE	SCOPE OF WORK	END OF TERM
Information Technology
General IT Business Applications and Network Infrastructure
•    Oxy will provide general IT application and infrastructure support to WES as reasonably requested by WES, while remaining on the legacy Anadarko network, including assistance to troubleshoot and resolve errors related to application and communication systems and environments that are used by WES at the time of execution of this agreement.
•    Oxy will provide reasonable IT support to WES for the appropriate transfer or migration of data and records when applicable if relating to WES, including physical and electronic records, both general archives and system specific data.
•    Oxy will support WES with the transition and migration of general applications and other software into WES computing environment, as identified by WES when relevant to the Business. Oxy will not be the systems implementor of the new applications and technologies within the WES computing environment.
•    Oxy will work with WES to transfer partially, or in full, any software and related licenses that Oxy is allowed to transfer, but what Oxy is not able to transfer will need to be purchased by WES. Oxy will allow the use of software and related licenses during the transition period as allowed by the vendor. Otherwise, WES will need to purchase licenses as applicable during the transition period. Oxy SCM, Legal, and IT will provide reasonable support to work through the process of identifying how to handle each of the licenses required for WES business.
•    Any additional or remaining license/maintenance costs to maintain the systems and infrastructure within the legacy APC computing environment that would otherwise not be needed by Oxy will be paid by WES.

Accounting / AP Systems
Consistent with past practice, Anadarko/Occidental will:
•    act as payment agent for WES obligations billed directly to Anadarko/Occidental.
•    provide accounts payable and invoice coding services with respect to amounts paid on behalf of WES.

Vehicles	Use of Oxy Vehicles in the ordinary course of business consistent with past practice. WES shall accept all liability related to its use of such vehicles.	12/31/2020

Services to Be Provided By WES on Behalf of Oxy:

SERVICE TYPE	SCOPE OF WORK	END OF TERM
Delaware Basin Measurement	WES will provide services and transfer knowledge related to measurement in the Delaware Basin.
Automation	WES will provide support relating to the automation systems in a manner consistent with past practice.
Records and Data Access	WES will provide access to records and data necessary for continued operations between Oxy and WES in a manner consistent with past practice.
Surface Land	WES will provide surface land support for GNB (Tribal, BLM, and state surface lands). WES will provide surface land support for DJ Basin (Regulatory Policy and COGCC rulemaking).
Spatial Data	WES will provide support in collecting spatial data and will input the data into corporate spatial data systems.
Engineering & Construction
WES will provide engineering and construction support, as needed, for the DJ Basin water-on-demand water pipelines.
WES will provide engineering and construction support, as needed, for wellsite production facilities and flowlines in the Delaware Basin and DJ Basin.

Supply Chain Management
WES will provide procurement support, as needed, for the DJ Basin water-on-demand water pipelines.
WES will provide procurement support, as needed, for equipment related to wellsite production facilities in the Delaware Basin and DJ Basin.